Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of BioDelivery Sciences International, Inc., dated January 31, 2012, and to the incorporation by reference therein of our report, dated March 10, 2011, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of BioDelivery Sciences International, Inc. and its subsidiaries included in its Form 10-K filed March 10, 2011 with the Securities and Exchange Commission.

/s/ Cherry, Bekaert & Holland, L.L.P.

Tampa, Florida

January 31, 2012